Exhibit 23.5

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

August 7, 2024

To:

Scage Future

Dear Sir or Madam,

We, Jingtian & Gongcheng, refer to the registration statement on Form F-4 (the “F-4”) of Scage Future (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, on August 7, 2024.

We, being the PRC legal advisor to Scage International Limited in connection with the F-4, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the F-4, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the F-4.

We also hereby consent to the filing of this consent letter with the SEC as exhibits to the F-4.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng